Exhibit 10(mmm)

UNITED RENTALS, INC.

SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT and GENERAL RELEASE (“Agreement”) made on the date indicated below between United Rentals, Inc. (“United Rentals”) (United Rentals, together with all of its subsidiaries, parents, and any other affiliates shall herein be referred to as the “Company”), and Joseph Ehrenreich (“Employee”) (the Company and Employee shall collectively be referred to as the “Parties”). The Parties hereby agree as follows:

1. Termination of Employment. Except as otherwise provided in this Section 1, Employee’s employment with the Company shall terminate on September 1, 2006. The last day of Employee’s employment as provided in this Section 1 shall be deemed the “Termination Date.”

(a) Notwithstanding the foregoing, the Company may terminate Employee’s employment at any time for Cause (as such term is defined in Paragraph 5(d) of the Employment Agreement entered into between the Company and Employee on July 20, 2004, as amended by the Parties as of August 22, 2005 (the “Employment Agreement”)), provided that the Company may not terminate Employee for Cause based upon any act or omission by Employee prior to the execution of this Agreement unless such act or omission constitutes fraudulent, criminal or other willful misconduct of Employee of which the Company is not aware on the date the Parties execute this Agreement (the “Execution Date”) and which has an adverse effect on the Company (the Cause definition as modified, “Modified Cause”).

(b) Notwithstanding the foregoing, if on or before September 1, 2006, the Company shall have entered into an agreement that, upon consummation of the transactions contemplated therein, would trigger a Change of Control as defined in the Employment Agreement, then Employee’s term of employment hereunder shall continue from September 1 through the earlier of (i) the closing of the transactions contemplated by such agreement and (ii) the Company’s announcement that such transactions have been abandoned. During such period, Employee shall continue to have and exercise the duties provided for herein, including without limitation those duties prescribed under Section 2(a) below.

2. Duties Through Termination Date; Base Salary and Benefits Through Termination Date; Other Business Activities.

(a) Duties Through Termination Date. As of the Execution Date, Employee shall cease to be Vice President and General Counsel of the Company. Beginning on the Execution Date and continuing through the Termination Date, as and to the extent requested by the Company from time to time, Employee shall perform the following duties: (a) act as a historical and knowledge resource to Company employees in connection with matters related to the Company, including legal matters, as requested by the Company, (b) train and transition his responsibilities to other Company employees, (c) cooperate with the Company in connection with ongoing investigations and litigations, including appearing (if requested) before the Special Committee and/or the SEC and consulting with counsel and/or management, and (d) other duties related to the duties set forth in (a), (b) an (c) above. The work to be performed by Employee pursuant to the foregoing sentence shall generally be limited to not more than one day per week. Employee shall vacate the Company’s Greenwich, Connecticut office as of the Effective Date (as defined in Section 11 below) and perform the duties described herein generally from an office he shall establish. In connection with such duties, the Company will provide a non-accountable expense allowance of $4,000 per month through the Termination Date, but shall otherwise have no obligation or liability in respect of such office.

(b) Base Salary and Benefits Through Termination Date. Between the Effective Date and the Termination Date, Employee shall continue to be paid a base salary at the annual rate of $435,000. Notwithstanding the foregoing, if Employee’s employment hereunder shall be extended beyond September 1, 2006 pursuant to Section 1(b) above, the compensation provided for in the first sentence of this Section 2(b) shall cease and Employee shall be compensated at the rate of $1,673 per week, payable in accordance with the Company’s standard payroll practices. As of the Effective Date, Employee shall cease to be eligible for benefits under any Company benefits plan or program or otherwise, except (i) as expressly provided in this Agreement, or (ii) as otherwise required under (A) the terms of a Company benefits plan or program or (B) applicable law.

(c) Other Business Activities. Employee shall be permitted to engage in other business activities (including employment) during his remaining period of employment with the Company, provided that such activities do not otherwise violate the terms of this Agreement or the Employment Agreement or impair his ability to perform his duties hereunder or comply with other obligations Employee may have to the Company.

3. Consideration. Although, in the absence of this Agreement, the Company is not required to provide any of the following consideration to Employee, the Company, in exchange for promises made herein by Employee, shall provide Employee with the following benefits:

(a) Severance Payment. The Company agrees to pay Employee a lump sum of $968,450. Such payment shall be made on or before the fifth business day following the Effective Date. Such payment date shall be deemed the “Initial Payment Date.”

(b) LTIP. During his employment with the Company, Employee was awarded 25,000 units under the United Rentals, Inc. Long-Term Incentive Plan (such units, the “LTIP Units,” and such plan, the “LTIP”). In lieu of any payment of the LTIP Units or under the LTIP, the Company agrees to pay Employee a lump sum of $1,212,500, which represents the Maximum Cumulative Unit Value (as defined in the LTIP) for such Units. Such payment shall be made on the Initial Payment Date.

(c) Restricted Stock. Employee was granted 60,000 shares of restricted stock (the “Shares”) on September 1, 2004 pursuant to a 2001 Senior Stock Plan (the “Plan”) and a Restricted Stock Agreement entered into by and between the Company and Employee as of September 1, 2004, as amended by the Parties as of August 22, 2005 (the “Restricted Stock Agreement”). Such Shares shall continued to be governed by the Plan and the Restricted Stock Agreement, such that (without limiting any of the other vesting events provided for in the Restricted Stock Agreement except as expressly provided herein): (i) 15,000 Shares shall vest on April 1, 2006, provided that Employee remains employed through such date (the “First Tranche”), and (ii) 15,000 Shares shall vest on September 1, 2006, provided that Employee remains employed through such date (the “Second Tranche”). Unless they shall have vested by reason of a Change of Control (as defined in the Employment Agreement), the Parties hereby agree that the remaining 30,000 Shares shall be forfeited as of the Termination Date (such shares, the “Forfeited Shares”).

Employee shall have the following put rights (the “Put Rights”) to sell and require the Company to purchase Shares: (i) following vesting of the First Tranche, Employee shall have a put right to sell all but not less than all such Shares to the Company on one occasion during the thirty day period beginning on the earlier of the date the Company is no longer subject to a blackout period as defined in Regulation BTR and May 1, 2006 (the “First Put Period”) and (ii) during the thirty day period beginning on date of vesting of the Second Tranche (the “Second Put Period” and with the First Put Period, the “Put Periods”), Employee shall have a put right to sell all but not less than all of the Second Tranche to the Company on one occasion. The terms and conditions of any such sale are set forth in Annex A.

(d) Lump Sum Payments in Lieu of Bonus Payments. In lieu of any bonuses for 2005 (the “2005 Bonus”) or 2006 (the “2006 Bonus”) under the United Rentals, Inc. Annual Incentive Compensation Plan (the “Annual Incentive Plan”) or otherwise, Employee shall receive two lump sum payments as follows. In lieu of the 2005 Bonus, the Company shall make a lump sum payment to Employee of $327,800. Such payment shall be made on the earlier of April 15, 2006 and the time the 2005 Bonus, if any, would have been paid to Employee under the Annual Incentive Plan, provided that in no event shall such payment be due to be paid prior to the Initial Payment Date. In lieu of the 2006 Bonus, the Company shall make a lump sum payment to Employee of $200,000. Such payment shall be made on the Initial Payment Date.

(e) Lump Sum Payment in Lieu of Benefits. In lieu of benefits subsequent to the Effective Date (as described in Section 2(b) of this Agreement), the Company agrees to pay Employee a lump sum of $13,000. Such payment shall be made on the Initial Payment Date.

(f) COBRA. The Company agrees that it will instruct its applicable employees and/or agents not to challenge Employee’s right to continue welfare benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) based upon the circumstances that led to the modification of Employee’s duties as provided herein. The Company reserves the right to challenge or deny continuing coverage for other reasons, as appropriate. Provided that Employee timely elects COBRA continuation coverage (and the Company has no such grounds to challenge or deny such coverage), the Company will pay through the COBRA Payment End Date (as defined below) for the monthly premiums for the level of coverage Employee maintained on the Effective Date. The “COBRA Payment End Date” shall be the earlier of (i) 18 months following the Effective Date of this Agreement and (ii) the date Employee becomes employed by a third party and is eligible for coverage under the group benefits plan of the new employer. If during the period Employee is receiving this benefit, Employee obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Employee must notify the Company in writing of such new employment so that the Company receives such notification prior to the commencement of this employment.

(g) Accrued, Unused Vacation. The Company shall also make a lump sum payment to Employee equal to 130.156 hours of base salary pay. Such pay represents the number of accrued, but unused, vacation hours as of the Effective Date, such number determined in accordance with Company policy. Such payment shall be made by the Company following the Termination Date in accordance with its standard payroll practices. The Parties expressly agree that Employee shall not be entitled to the accrual of any vacation days subsequent to the Effective Date.

(h) Taxes and Withholdings. The payments and benefits to be made pursuant to this Section 3 and in Section 2 shall be subject to all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings. The Company makes no representations regarding the tax implications of the compensation, payments and benefits to be paid to Employee under this Agreement.

(i) Effect of Modified Cause or Material Breach on Section 3 Payments and Benefits. In the event the Company terminates Employee’s employment for Modified Cause, Employee shall forfeit (i) any amounts or benefits provided for under Section 3 of this Agreement and not yet paid (excluding any payments due under this Agreement, but not yet paid, as of the Termination Date), (ii) any unvested Shares, and (iii) any rights he otherwise would have had in connection with a Change of Control.

4. Non-Admission of Liability. The Company is providing Employee with the consideration described in this Agreement in exchange for Employee’s agreement to undertake certain obligations, as described herein. The fact that the Company is offering this consideration to Employee should not be understood as an admission that the Company has violated Employee’s rights (or the rights of anyone else), any statute or law, or breached any duty or obligation in any manner whatsoever.

5. Release and other Promises. The intent of this section is to secure Employee’s release of claims against the Company or anyone connected with it for any harm Employee may claim to have suffered for any period prior to his execution of this Agreement in connection with Employee’s employment or the termination of Employee’s employment, in return for the benefits described in this Agreement. Accordingly, in exchange for the consideration described above, Employee hereby agrees as follows:

(a) Release. In consideration of the foregoing, Employee hereby releases and forever discharges the Company and all of its present, former and/or future officers, employees, directors, stockholders, agents, representatives, partners, administrators, attorneys, insurers, fiduciaries, subsidiaries, divisions, affiliates, predecessors, successors and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all liabilities, causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, grievances, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, and whether asserted or unasserted (“Claims”), (i) which Employee may have or claim to have based upon or in any way related to Employee’s employment or termination of employment with the Company, for any period prior to his execution of this Agreement, (ii) which otherwise involve facts that occurred during any period prior to Employee’s signing of this Agreement, or (iii) with respect to any claimed rights to the LTIP Units or under the LTIP, the Forfeited Shares, or the 2005 Bonus or 2006 Bonus, or otherwise arising under the Employment Agreement.

Such released Claims include, without limitation, any and all Claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the Connecticut Human Rights Act, Conn. Gen. Stat. §46a-51, et. seq., and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment, each as amended. This includes but is not limited to any and all Claims growing out of any legal restrictions on the Company’s right to terminate its employees, including specifically the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”). Such released Claims also include, without limitation, any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan or program arising under any Company policy, procedure, or employee benefit plan; any and all Claims for wages, commissions, bonuses, continued employment with the Company in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorney’s fees and costs. Notwithstanding the foregoing, nothing contained herein shall interfere with or waive Employee’s right to enforce this Agreement or any other agreement between the Parties to the extent expressly preserved by this Agreement, or the Company’s right to enforce any of Employee’s obligations contained in this Agreement or any other agreement between the Parties to the extent expressly preserved by this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that any Released Party other than the Company asserts a claim against Employee involving any acts, omissions or facts that occurred during any period prior to Employee’s signing of this Agreement, the said Released Party shall not have the benefit of the foregoing release by Employee, and Employee shall be free to assert any claims or counterclaims against said Released Party as if this Agreement had not been signed.

(b) No Prior Lawsuits. Employee hereby represents that Employee has not filed any Claim against the Released Parties relating to Employee’s employment and/or separation from employment with the Company, or otherwise involving facts which occurred in any period prior to Employee’s signing of this Agreement.

(c) Continued Obligations Under the Employment Agreement. Employee agrees that it is a material condition of this Agreement that Employee comply with Paragraphs 6, 7, 8, 9, and 10 of the Employment Agreement, which are incorporated by reference herein.

(d) Cooperation with the Company. Employee shall fully cooperate and assist the Company with the following matters to the extent the Company may, from time to time, so request: (i) effecting a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by Employee, (ii) any investigation being conducted by, or of, the Company, and (iii) any investigation, litigation, or other dispute in which the Company is involved and in which Employee may have been involved. Such cooperation and assistance shall include providing information, documents, etc., submitting to interviews with the Company’s counsel and accountants, submitting to depositions, providing testimony and general cooperation to assist the Company in defending its position with reference to any matter. Employee will be reimbursed in accordance with the Company’s expense reimbursement policy for any reasonable out-of-pocket expense Employee may incur in fulfilling Employee’s obligations under this paragraph. Such obligation shall be in addition to, and not in lieu of, Employee’s obligation under Paragraph 10 of the Employment Agreement. Subsequent to the Termination Date, Employee will be compensated for his agreement to cooperate in proceedings pursuant to this Section 5(d) and to Section 10 of the Employment Agreement at the rate of $500 per hour, provided that he will not receive compensation for any time spent testifying before the SEC or in any proceeding (e.g., class action litigation) or time spent consulting with his own counsel. Subsequent to the Termination Date, the services to be provided pursuant to this Section 5(d) shall be performed at times and on schedules that are reasonably consistent with Executive’s other business activities and commitments.

6. Other Obligations of the Company.

(a) Release. Except as necessary to enforce the terms of this Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, the Company hereby releases and forever discharges Employee from any and all liabilities, causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, grievances, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, and whether asserted or unasserted (“Company Claims”), (i) which the Company may have or claim to have based upon or in any way related to Employee’s employment or termination of employment with the Company or provision of legal services to the Company, for any period prior to the Company’s execution of this Agreement or (ii) which otherwise involve any act, omission or facts that occurred during any period prior to the Company’s signing of this Agreement; provided, however, that the Company does not release or discharge herein any Company Claims it may now or in the future have against Employee for acts of fraudulent, criminal or other willful misconduct of Employee of which the Company currently is not aware and which has or would have an adverse effect on the Company. Nothing in this Section 6 or in this Agreement is intended to limit Employee’s ongoing professional responsibilities and ethical obligations to the Company, including, without limitation, those under the attorney-client privilege, the attorney work product doctrine, and applicable confidentiality and conflict of interest rules.

(b) Indemnification. The Parties shall continue to comply with the terms of the Indemnification Agreement between the Company and Employee dated June 20, 2004 (the “Indemnification Agreement”). Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the Parties with respect to indemnification (including dispute resolution, governing law and notice) shall be governed by the Indemnification Agreement.

(c) Preservation of and Access to Electronic Mail. The Company agrees that it shall preserve a copy of the e-mail files Employee maintained during his employment and will make such files available to Employee for his review to the extent necessary in connection with matters related to the Company or defending against claims asserted against Employee, provided that Employee agrees to use such files only for proper purposes.

7. Acknowledgments. By signing this Agreement below, Employee hereby acknowledges as follows:

(a) Sufficiency of Consideration. The consideration received by Employee in Sections 3 and 6(a) of this Agreement in exchange for the release contained in Section 5 and the other promises contained in this Agreement, are greater in value than anything else which Employee may have otherwise been entitled under any existing Company separation, benefit or compensation policy if Employee did not execute this Agreement.

(b) No Other Wages or Benefits Due. Except as described in this Agreement, Employee has been paid all wages and attendant benefits due Employee from the Company in consideration of the services Employee rendered for the Company during the period prior to his execution of this Agreement, including, but not limited to, vacation pay, sick or disability pay, overtime pay, holiday pay, expense reimbursement (except for up to $2,500 in expenses incurred prior to the Execution Date but not yet reimbursed and which shall be reimbursable in accordance with the Company’s regular practices), bonuses, and any and all monetary or other benefits that are or were due Employee pursuant to policies of the Company in effect prior to his execution of this Agreement.

(c) Entire Agreement; Prior Agreements. This Agreement contains the entire agreement between Employee and the Company regarding the subject matter hereto and, as such, fully supersedes any and all prior agreements or understandings between Employee and the Company pertaining to the subject matter addressed in this Agreement (including, without limitation, the Employment Agreement); provided, that, this Agreement shall not supersede, replace, or otherwise affect in any manner, (i) Employee’s continuing obligations under Paragraphs 6, 7, 8, 9 and 10 of the Employment Agreement (as modified in Section 5(c) of this Agreement), (ii) the definition of “Cause” contained in Paragraph 5(d) of the Employment Agreement, (iii) the definition of “Change of Control” contained in Paragraph 3(f) of the Employment Agreement, (iv) the waiver, binding effect (as to preserved paragraphs of the Employment Agreement), notice, severability or headings provisions contained in Paragraphs 17, 18, 19 and 20 of the Employment Agreement, (v) Paragraph 11 of the Employment Agreement,

(vi) the Indemnification Agreement, and (vii) the Restricted Stock Agreement. Employee has carefully read and fully understands all of the provisions of this Agreement, which, except as noted in this Agreement, sets forth the entire understanding between Employee and the Company. In agreeing to the terms of this Agreement, Employee is not relying upon any written or oral promise or representation made to Employee by any employee or representative of the Company, other than the promises contained herein. This Agreement may not be amended, superseded, cancelled or terminated other than in a writing signed both by Employee and by the Company or its attorney or other designated representative.

(d) No Duress. Employee has not been forced or pressured in any manner whatsoever to sign this Agreement, and Employee has agreed to all of its terms voluntarily. Employee has read this Agreement in its entirety and has been given at least twenty-one (21) days to consider all of its terms. Employee fully understands that by signing below Employee is releasing all Claims he has or may have against the Released Parties for any period prior to his execution of this Agreement, including, but not limited to, any Claims against the Company under the Age Discrimination in Employment Act of 1967, as amended. Employee is advised to consult an attorney and any other advisor of Employee’s choice prior to signing this Agreement.

8. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

9. Return of Company Property. On the Termination Date or upon earlier request by the Company, Employee shall return to the Company any Company property in Employee’s possession, custody or control.

10. Choice of Law; Forum. This Agreement (including any of Employee’s continuing obligations under Paragraphs 6, 7, 8, 9 and 10 of the Employment Agreement) shall be governed by the laws of the State of Delaware without giving effect to the principle of choice of law thereof. The interpretation and enforcement of the provisions of this Agreement (including any dispute regarding Employee’s continuing obligations under Paragraphs 6, 7, 8, 9 and 10 of the Employment Agreement) shall be resolved and determined exclusively by the state or federal courts sitting in Fairfield County, Connecticut, and such courts are hereby granted exclusive jurisdiction for such purpose.

11. Effective Date. The agreements described in this Agreement shall become effective on the 8th day following the date Employee signs this Agreement (the “Effective Date”). Employee may revoke his assent to the terms herein at any time during the seven (7) day period immediately following the date of Employee’s signature below by delivering written notice of Employee’s revocation to the Company addressed as follows:

United Rentals, Inc.

ATTN: Craig Pintoff

Vice President, Human Resources

5 Greenwich Office Park, Third Floor

Greenwich, CT 06831

This Agreement shall not become effective or enforceable until the revocation period has expired. In the event of such revocation, Employee shall not receive and shall not be entitled to receive the consideration described in Section 3 above.

12. Reimbursement of Reasonable Attorney’s Fees and Expenses in Connection with Matters Related to Employee’s Employment and This Agreement. The Company shall reimburse Employee for reasonable attorneys’ fees and expenses incurred by Employee in connection with matters related to his employment and the drafting and negotiating of this Agreement, provided that the Company’s total obligation pursuant to this Section 12 shall not exceed $40,000. It is intended that the payment of such fees and expenses shall be considered a working condition fringe benefit. The Parties agree that the provisions of Paragraph 22(a) of the Employment Agreement shall apply to any dispute arising out of or related to this Agreement.

13. Notice. Except as otherwise provided in Annex A, whenever any notice is required or permitted hereunder, it shall be given in writing addressed as follows:

To the Company:	United Rentals, Inc. Five Greenwich Office Park Greenwich, Connecticut 06831 Facsimile: (203) 622-6080 Attention: Chief Executive Officer

To the Executive:	To his home address as shown on the records of the Company, Attention: Joseph Ehrenreich

Except as otherwise provided in Annex A, notice shall be deemed given and effective (a) three (3) business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, (b) when received by the addressee, if sent by a nationally recognized air courier for next day delivery service (receipt requested), or (c) upon personal delivery (with written confirmation of receipt). Either party may change the address for notice by notifying the other party of such change in accordance with this Section 13.

14. Assignment and Transfer. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Employee’s consent to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise), and upon such assignment this Agreement shall be binding upon such successor or assignee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Employee shall die, all amounts payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s estate.

15. No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any other term, condition or covenant contained herein or on any subsequent default or breach of the same term, condition or covenant.

16. No Obligation to Mitigate. If the Company terminates Employee’s employment without Modified Cause prior to the scheduled Termination Date, Employee shall continue to receive all payments and compensation hereunder as if he had continued to be employed until the scheduled Termination Date. In no event shall Employee be obliged to seek other employment or consulting or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Employee as a result of self-employment or employment by another employer.

17. No Right of Set-off, Etc. Except as set forth in this Agreement, the obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Execution of this Agreement by the Parties evidenced by signatures transmitted by facsimile or electronic mail shall be deemed the same as original signatures.

ACCEPTED AND AGREED

United Rentals, Inc.

By:	/s/ Wayland R. Hicks

Title:	Chief Executive Officer

Dated:	March 29, 2006

/s/ Joseph Ehrenreich
Joseph Ehrenreich

Dated: March 29, 2006

Annex A

TERMS OF PUT RIGHT

1. Employee may exercise a Put Right by written notice (including without limitation by means of email) to the Chief Financial Officer of the Company by 5:30 p.m. on any business day during the applicable put periods. The exercise date shall be the date such notice is received by the Company.

2. The purchase price upon exercise of a Put Right shall be the last reported sale price per share of the Common Stock on the New York Stock Exchange for the exercise date if it is a trading day on the New York Stock Exchange and the previous trading day if it is not. If the Common Stock is not listed on the New York Stock Exchange, or if no sale price is reported for such date, then the Purchase Price shall be the market price of the Common Stock on the applicable trading day as reasonably determined by the Company’s Board of Directors or a committee thereof based on trading data deemed appropriate by the Board or such Committee.

3. Within two business days after delivery of a notice of exercise of a put right, Employee shall deliver to the Company a stock certificate representing the Shares, duly endorsed for transfer (or appropriate confirmation of transfer if the certificates are in electronic form). In addition, Employee shall deliver to the Company a writing signed by Employee confirming the truth and accuracy of the representations contained in Section 4 below and of the following representations of Employee as of the date of transfer: (i) Employee is the lawful owner of the Shares and has full right, title, and interest in and to the Shares, subject to no lien, encumbrance, or preemptive right; (ii) upon the consummation of the sale of the Shares to the Company, the Company will be the sole legal, beneficial and record owner and holder of, and will have good and valid title to the Shares, free and clear of all liens, encumbrances or preemptive rights (other than those placed thereon by the Company); (iii) other than this Agreement, Employee is not subject to any agreement, contract, voting trust, understanding, option, warrant or other right (including conversion, exchange or preemptive rights or rights of first refusal) with respect to the Shares; (iv) Employee has all requisite legal authority to sell and deliver the Shares, and to carry out and perform his obligations in connection therewith and such sale and performance by Employee do not and will not (with notice or the passage of time or both) violate or conflict with any law, rule or regulation or any contract or agreement of Employee or binding upon the Shares (v) no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing of or with any governmental authority or third party is required by Employee in connection Employee’s sale of the Shares to the Company or with the consummation of the transactions contemplated thereby and (vi) there is no suit, action, investigation, inquiry or other proceeding pending or, to his knowledge, threatened against Employee or the Shares that challenges, or has the effect of interfering with, the validity or legality of the sale and purchase of the Shares pursuant to the Put Right. The Company shall pay the Employee the applicable purchase price for any Shares purchased upon due exercise of a Put Right by wire transfer within 15 days of receipt of all documents required hereunder in connection therewith.

4. Employee acknowledges that the Put Rights have been afforded him as an accommodation; that he will not receive and has no right to receive any information concerning the Company or its affairs from the Company in connection with any exercise of a Put Right. In the event he elects to exercise a Put Right, Employee agrees that he will do so based on his own analysis of the value of the Shares and the Company’s public filings with the Securities and Exchange Commission. Exercise of any Put Right shall be subject to representation by Employee confirming the foregoing and the remainder of this Section 4. In addition, Employee acknowledges that: (i) the Company has not rendered any opinion or expressed any view to Employee as to whether the sale of the Shares is prudent or suitable, and the Employee is not relying on any representation or warranty by the Company; (ii) Employee is a sophisticated investor with respect to the Shares and the transactions contemplated in this Agreement and he has adequate information concerning the business, condition (financial or otherwise), prospects and plans of the Company and its affiliates, and understands the disadvantages to which he may be subject on account of the disparity of information as between the parties; (iii) by reason of his business and financial experience, he is capable of evaluating the merits and risks of the sale of the Shares and of protecting his own interests in connection with sale of the Shares; (iv) the Company may possess material non-public information not known to Employee regarding or relating to the Company or the Shares, including, but not limited to, information concerning the business, condition (financial or otherwise), prospects or plans of the Company; (v) neither the Company nor any of its affiliates shall have any liability whatsoever (and Employee hereby waives and releases all claims that he may otherwise have) with respect to the nondisclosure of any such information, whether before or after the date of any exercise of or sale pursuant to a Put Right.

5. Notwithstanding anything to the contrary set forth herein, the Company’s obligation to purchase the Shares at any time shall be subject to there being no law or regulation applicable to the Company that prohibits such repurchase at the time of the proposed transaction. If a law or regulation prohibits repurchase, then the applicable Put Period shall be extended by one day for each day during which the repurchase cannot be effected.

6. Employee acknowledges that he shall be responsible for his own tax liability that may arise as a result of his sale of the Shares to the Company or the transactions contemplated by this Agreement.

7. In connection with any exercise of a Put Right Employee shall take such other action and deliver such other documents as the Company may reasonably request to consummate the transactions contemplated hereby.

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